Exhibit 5

BURLINGTON INDUSTRIES, INC.                         Executive Offices
                                                    P.O. Box 21207
                                                    Greensboro, NC 27420

Alice Washington Grogan                             (336) 379-2717 (direct)
Corporate Secretary and                             (336) 379-4504 (fax)
Associate General Counsel                           grogan.alice@burlington.com


                                   June 6, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20005

         Re:   Registration Statement on Form S-8 of Burlington Industries, Inc.
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Dear Sir or Madam:

         I am Associate General Counsel of Burlington Industries, Inc (the "Company"). In that capacity I have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to 150,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), to be offered pursuant to the Award
Agreement (the "Agreement"). This opinion is being furnished to you as a supporting document for such Registration Statement.

         I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to be as original documents and conformity to original documents of all documents submitted to me as certified or photostat copies.

         On the basis of the foregoing, I am of the opinion that:

         1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

         2. Upon  payment  to the  Company  of the  option  price for the Common
         Stock,   such   shares   will  be  validly   issued,   fully  paid  and
         nonassessable.

         I am qualified to practice law in the State of North Carolina. I do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of North Carolina, the General Corporation Law of the State of Delaware and the federal laws of the United States of America as applied to public companies.

         I hereby  consent to the use of this opinion and my name in  connection
with  the  Registration   Statement  filed  with  the  Securities  and  Exchange
Commission to register the shares of Common Stock as aforesaid.

                                   Sincerely,


                                   ---------------------------
                                   /s/ Alice Washington Grogan